SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




Date of Report:  April 25, 2007             Commission File No. 0-8788




                    DELTA NATURAL GAS COMPANY, INC.
         (Exact name of registrant as specified in its charter)



          KENTUCKY                                      61-0458329
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


        3617 Lexington Road
        Winchester, Kentucky                               40391
(Address of principal executive offices                 (Zip Code)



       Registrant's telephone number, including area code (859) 744-6171.




INFORMATION TO BE INCLUDED IN THE REPORT



Item 8.01.  Other Events and Regulation FD Disclosure

     On April 20, 2007, Delta filed a request for increased rates with the Kentucky Public Service Commission. This general rate case, Case No. 2007-00089, requested an annual revenue increase of approximately $5,641,000, an increase of 9.2%. The test year for the case was the twelve months ended December 31, 2006. The increased rates were requested to become effective May 20, 2007.

     This rate case requests a return on common equity of 12.1%. The request allocates a component of the requested increase to the monthly customer charge, thus helping to de-couple Delta's revenues from volumes of gas sold. It also seeks a new Conservation/Efficiency Program Cost Recovery tariff to help promote conservation and the efficient use of natural gas by Delta's residential customers. Additionally, Delta proposed an Experimental Customer Rate Stabilization Mechanism to help provide in the future for stable and equitable rates to customers by adjusting rates annually without customers having to pay for frequent and costly rate cases.

     As a manner of general practice, The Kentucky Public Service Commission normally suspends the implementation of the proposed new rates for a period of five months from the requested date, during which time the filing is reviewed. Such suspension is anticipated.

     Although management is of the opinion that its request is reasonable, it is unable to predict the outcome of the proceeding.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                     DELTA NATURAL GAS COMPANY, INC.
                                              (Registrant)



                                     By___/s/Glenn R. Jennings____________
                                             Glenn R. Jennings
                                             Chairman of the Board,
                                             President and Chief
                                             Executive Officer
                                                 (Signature)

Date:  April 25, 2007